Exhibit 10.2

The representations and warranties contained in this agreement were made for the purposes of allocating contractual risk between the parties and not as a means of establishing facts and are qualified by information in disclosure schedules that the parties exchanged in connection with the signing of this agreement. Moreover, the representations and warranties were made only as of the date of execution of this agreement and information concerning the subject matter of the representations and warranties may change after the date of this agreement. Only parties to this agreement have a right to enforce the agreement. Accordingly, third parties, including securityholders and prospective investors, should not rely on the representations and warranties in this agreement.

January 11, 2021

AeroVironment, Inc.

900 Innovators Way

Simi Valley, CA 93065-0906

AeroVironment, Inc.

Commitment Letter

Ladies and Gentlemen:

AeroVironment, Inc., a Delaware corporation (the “Borrower” or “you”), has advised Bank of America, N.A. (through itself or one of its designated affiliates or branch offices, “Bank of America”), BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities”), JPMorgan Chase Bank, N.A. (“JPM”) and U.S. Bank National Association (“U.S. Bank”; U.S. Bank, together with Bank of America, BofA Securities and JPM, the “Commitment Parties,” “we” or “us”) that you intend to acquire (the “Acquisition”), directly or indirectly, all of the outstanding equity interests of Arcturus UAV, Inc., a California corporation (the “Target”) pursuant to that certain Stock Purchase Agreement, dated as of the date hereof (together with all schedules, exhibits and annexes thereto, the “Acquisition Agreement”), among the Target, the persons or entities identified therein as Sellers (collectively, the “Sellers”), D’Milo Hallerberg, solely in his capacity as the representative of the Sellers, and you.  You have further advised us that, in connection with the foregoing, you intend to consummate the transactions described in the transaction description attached hereto as Exhibit A (the “Transaction Description”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Terms (as defined below) or the Conditions Annex (as defined below), as applicable.

You have also advised the Commitment Parties that you intend to finance the Acquisition, the costs and expenses related to the Transactions and the ongoing working capital and other general corporate purposes of the Borrower and its subsidiaries after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required in connection with the Transactions): (a) a term A loan in an aggregate principal amount of $200 million (the “Term Loan Facility”), (b) a revolving credit facility (the “Revolving Facility”; the Revolving Facility, together with the Term Loan Facility, the “Facilities”) in an aggregate principal amount of $100 million (which shall be undrawn on and as of the Closing Date), (c) $155 million of cash on hand of the Borrower (the “Balance Sheet Cash”) and (d) $50 million in common equity of the Borrower issued to the Sellers on the Closing Date (the “Equity Contribution”).

In connection with the foregoing, (a) Bank of America is pleased to offer to be the sole administrative agent (in such capacity, the “Administrative Agent”) for the Facilities and Bank of America is pleased to offer its several and not joint commitment to lend $100 million of the Facilities (to be allocated ratably between the Term Loan Facility and the Revolving Facility), upon and subject to the terms and conditions set forth in this commitment letter, in the Transaction Description, in the Summary of Terms and Conditions attached as Exhibit B hereto (the “Summary of Terms”) and in the conditions annex attached hereto as Exhibit C (the “Conditions Annex”; this commitment letter, the Transaction Description, the Summary of Terms and the Conditions Annex, collectively, this “Commitment Letter”), (b) JPM is pleased to offer its several and not joint commitment to lend $100 million of the Facilities upon and subject to the terms and conditions of this Commitment Letter (to be allocated ratably between the Term Loan Facility and the Revolving Facility) and (c) U.S. Bank is pleased to offer its several and not joint commitment to lend $100 million of the Facilities upon and subject to the terms and conditions of this Commitment Letter (to be allocated ratably between the Term Loan Facility and the Revolving Facility).

BofA Securities, JPM and U.S. Bank are pleased to advise you of their willingness, as joint lead arrangers and joint bookrunners (in such capacities, the “Joint Lead Arrangers” and each a “Joint Lead Arranger”) for the Facilities, to use their commercially reasonable efforts to form a syndicate of financial institutions (including Bank of America, JPM and U.S. Bank) (collectively, the “Lenders”) acceptable to you for the Facilities.  It is understood and agreed that BofA Securities shall have the “left” placement in any and all marketing materials or other documentation used in connection with the Facilities and shall hold the leading role and responsibilities conventionally associated with such “left” placement, including sole selling role in respect of the Facilities.  No additional agents, co-agents or arrangers will be appointed without your and our prior written approval.

The commitments of Bank of America, JPM and U.S. Bank to fund the full amount of the Term Loan Facility (collectively, the “Necessary Acquisition Funds”) on the date of effectiveness of the Definitive Documentation and the consummation of the Acquisition (the “Closing Date”), the commitments of Bank of America, JPM and U.S. Bank to provide the Facilities, the agreements of the Joint Lead Arrangers to perform the services described herein, and the effectiveness of the Definitive Documentation, in each case, are subject solely to the conditions set forth in the Conditions Annex and, upon satisfaction (or waiver by all Commitment Parties) of the conditions set forth in the Conditions Annex, and subject to the Limited Conditionality Provision, the funding of the Necessary Acquisition Funds shall occur.  As used herein, “Definitive Documentation” means the credit agreement and all related definitive documentation for the Facilities.

Notwithstanding anything in this Commitment Letter or the Fee Letters (as defined below) to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability of the Necessary Acquisition Funds on the Closing Date shall be (i) such of the representations made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or any of your affiliates) have the right to terminate your (or such affiliates’) obligations under the Acquisition Agreement, or the right not to consummate the Acquisition, as a result of a breach of such representations in the Acquisition Agreement (the “Specified Acquisition Agreement Representations”), and (ii) the Specified Representations (as defined below), and (b) the terms of the Definitive Documentation shall be in a form such that they do not impair the availability of the Necessary Acquisition Funds on the Closing Date if the conditions set forth in the Conditions Annex are satisfied (it being understood that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than (i) the granting of a security interest pursuant to the Definitive Documentation, (ii) the perfection of the security interest in assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code and/or the filing of short-form intellectual property notices with the United States Patent and Trademark Office or the United States Copyright Office, and (iii) the perfection of the security interest in certificated equity interests of the Borrower’s domestic subsidiaries

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(provided, that, with respect to any such certificates that are held by the Target or the Target’s existing lenders, such certificates shall only be required to be delivered on the Closing Date to the extent such certificates are received by the Borrower on or prior to the Closing Date after the Borrower’s use of commercially reasonable efforts to obtain such certificates)) after your use of commercially reasonable efforts to do so, then the grant, provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Necessary Acquisition Funds on the Closing Date, but instead shall be required to be delivered within thirty (30) days after the Closing Date (or such longer period of time as may be agreed by the Administrative Agent in its sole discretion)).  For purposes hereof, “Specified Representations” means the representations and warranties of the Credit Parties set forth in the Definitive Documentation relating to: corporate or other organizational existence; power and authority (as to execution, delivery and performance of the Definitive Documentation); due authorization, execution, delivery and performance of, and enforceability against the Credit Parties of, the Definitive Documentation; execution, delivery and performance of the Definitive Documentation not conflicting with organizational documents of the Credit Parties; execution, delivery and performance of the Definitive Documentation not violating in any material respect any law; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (with solvency to be determined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit C hereto); Federal reserve margin regulations; the Investment Company Act; use of proceeds not violating anti-terrorism laws, anti-corruption laws, sanctions, or the PATRIOT Act; and, subject to the provisions of this paragraph, creation, validity, perfection and first priority of security interests in the Collateral.  This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

The Joint Lead Arrangers reserve the right, prior to or after the Closing Date, to syndicate all or a portion of the commitments of Bank of America, JPM and U.S. Bank hereunder to prospective Lenders identified by the Joint Lead Arrangers and reasonably acceptable to you (such consent not to be unreasonably withheld or delayed); provided, that, notwithstanding the foregoing, (a) no Commitment Party shall be relieved, released or novated from its obligations as a Commitment Party in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until the date on which Necessary Acquisition Funds are funded, (b) no assignment or novation shall become effective as between you and us with respect to all or any portion of any Commitment Party’s commitments hereunder until the date on which Necessary Acquisition Funds are funded, and (c) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments, including, to the extent applicable, all rights with respect to consents, modifications, supplements, waivers and amendments, until the date on which Necessary Acquisition Funds are funded.  The Joint Lead Arrangers intend to commence syndication of the Facilities promptly upon your acceptance of this Commitment Letter and the Fee Letters.  You agree to actively assist the Joint Lead Arrangers in achieving a syndication of the Facilities that is satisfactory to the Joint Lead Arrangers and you.  Such assistance shall include your (i) providing and causing your advisors to provide (and using commercially reasonable efforts, subject to, and not in contravention of, the Acquisition Agreement, to cause the Target and its advisors to provide) the Commitment Parties and the other Lenders upon request with all information reasonably deemed necessary by the Commitment Parties to complete syndication, including, but not limited to, information and evaluations prepared by you and your advisors, or on your behalf, or by the Target and its advisors, or on their behalf, relating to the Transactions (including the Projections (as defined below), the “Information”), (ii) assisting (and using commercially reasonable efforts to cause the Target, subject to, and not in contravention of, the Acquisition Agreement, to assist) in the preparation of a confidential information memorandum and other materials to be used in connection with the syndication of the Facilities (collectively with the Summary of Terms, the “Information Materials”), (iii) using your commercially reasonable efforts to ensure (and using commercially reasonable efforts to cause the Target, subject to, and not in contravention of, the Acquisition Agreement, to ensure) that the syndication efforts of the Joint Lead Arrangers benefit materially from your existing banking relationships, and (iv) otherwise

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assisting the Commitment Parties in their syndication efforts, including by making your officers and advisors available (and using commercially reasonable efforts to cause the Target, subject to, and not in contravention of, the Acquisition Agreement, to make the Target’s officers and advisors available) from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries and the Transactions, as appropriate, at one or more meetings of prospective Lenders.  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters, none of (A) your obligations to assist in syndication efforts as provided herein, (B) the commencement of the syndication, or (C) the success of the syndication, shall constitute a condition to the initial funding of, or availability of, the Necessary Acquisition Funds.

It is understood and agreed that the Joint Lead Arrangers will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders.  It is understood that no Lender participating in the Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained in this Commitment Letter and in the Fee Letters.

You represent, warrant and covenant that (and, with respect to any information relating to the Target, to your knowledge that) (a) all financial projections concerning the Borrower and its subsidiaries and/or the Target and its subsidiaries that have been or are hereafter made available to the Commitment Parties or the other Lenders by you or any of your representatives (or on your or their behalf) and/or by the Target or any of the Target’s representatives (or on it or their behalf) (collectively, the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions, and (b) all Information, other than the Projections, which has been or is hereafter made available to the Commitment Parties or the other Lenders by you or any of your representatives (or on your or their behalf) and/or by the Target or any of the Target’s representatives (or on it or their behalf) in connection with any aspect of the Transactions, as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.  You agree to furnish us with further and supplemental information from time to time until the Closing Date so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Closing Date as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date.  In issuing the commitments set forth herein and in arranging and syndicating the Facilities, the Commitment Parties are and will be using and relying on the Information without independent verification thereof.

You acknowledge that the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system.  In connection with the syndication of the Facilities, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower or its affiliates and/or the Target or its affiliates or the respective securities of any of the foregoing.  You agree, however, that: (a) the Definitive Documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom; (b) Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI, whether or not any Information Materials are marked “PUBLIC”; and (c) the Commitment Parties, on your behalf, may distribute the following documents to all prospective Lenders: (i) administrative materials for prospective Lenders, such as lender meeting invitations and funding and closing memoranda; (ii) term sheets summarizing the Facilities’ terms and notifications of changes to the terms of the Facilities; and (iii) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of the Definitive

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Documentation.  Upon request of the Joint Lead Arrangers, prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.

By executing this Commitment Letter, you agree to reimburse Bank of America and BofA Securities from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including (a) the reasonable and documented fees, disbursements and other charges of Moore & Van Allen PLLC, as primary counsel to BofA Securities and, if reasonably necessary, one local counsel for the Administrative Agent and BofA Securities (taken as a whole) in each relevant jurisdiction and one specialty counsel for the Administrative Agent and BofA Securities (taken as a whole) in each relevant specialty (and, solely in the case of an actual or potential conflict of interest of any of the foregoing counsel, one additional primary, local or specialty counsel, as the case may be, to the affected persons similarly situated and taken as a whole), and (b) due diligence expenses) incurred in connection with the Facilities, the preparation of the Definitive Documentation and the Transactions, in each case whether or not the Transactions are consummated.  You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You agree to indemnify and hold harmless each Commitment Party, each Joint Lead Arranger, each Lender and each of their affiliates, and their and such affiliates’ respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all actual or prospective claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel (but limited, in the case of legal fees and expenses, to the reasonable and documented out of pocket fees, disbursements and other charges of one primary counsel to all Indemnified Parties (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnified Parties (taken as a whole) in each relevant jurisdiction and a single specialty counsel for all Indemnified Parties (taken as a whole) with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional primary, local or specialty counsel, as the case may be, to the affected Indemnified Parties similarly situated and taken as a whole)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, arbitration or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or the Transactions, or (b) the Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY), except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a

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final and nonappealable judgment of a court of competent jurisdiction, and you agree, to the extent permitted by applicable law, not to assert any claims against any Indemnified Party with respect to the foregoing.

This Commitment Letter, the fee letter among you, Bank of America, BofA Securities, JPM and U.S. Bank of even date herewith (the “Joint Fee Letter”) and the fee letter among you, Bank of America and BofA Securities of even date herewith (the “Agency Fee Letter”; the Agency Fee Letter, together with the Joint Fee Letter, the “Fee Letters” and each a “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transactions or as otherwise required by law, may not be disclosed by you in whole or in part to any person or entity without our prior written consent; provided, that, it is understood and agreed that you may disclose (a) this Commitment Letter but not the Fee Letters after your acceptance of this Commitment Letter and the Fee Letters, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (b) this Commitment Letter (but not the Fee Letters) to the Target and its officers, directors, accountants, attorneys and other professional advisors on a confidential and need-to-know basis, and (c) the Fee Letters to the Target and its officers, directors, accountants, attorneys and other professional advisors on a confidential and need-to-know basis, so long as portions thereof have been redacted in a manner reasonably satisfactory to Bank of America, BofA Securities, JPM and U.S. Bank, in the case of the Joint Fee Letter, or Bank of America and BofA Securities, in the case of the Agency Fee Letter (in each case, including the portions thereof addressing fees payable to the Commitment Parties and the other Lenders and other economic terms).  We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us is required to obtain, verify and record information that identifies you and your subsidiaries, which information includes each such entity’s name and address and other information that will allow us to identify each such entity in accordance with the PATRIOT Act.

Each Commitment Party shall use all confidential information provided to it by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, that, nothing herein shall prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party agrees to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter by such Commitment Party, (d) to such Commitment Party’s affiliates, and their and such affiliates’ respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (e) for purposes of establishing a “due diligence” defense, (f) to the extent that such information is or was received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (g) to the extent that such information is independently developed by such Commitment Party, (h) to potential Lenders, participants, assignees or potential counterparties to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and the Commitment Parties, including as may be agreed in any confidential information memorandum or other marketing material), or (i) with the consent of the Borrower.  In addition, the Administrative Agent and the Lenders may disclose the existence of the Definitive Documentation and information about the Definitive Documentation to market data collectors, similar service providers to the lending industry and

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service providers to the Administrative Agent and the Lenders in connection with the administration of the Definitive Documentation and the commitments provided in connection therewith.  This paragraph shall automatically terminate and be superseded by the confidentiality provisions set forth in the Definitive Documentation upon execution and delivery thereof (and solely to the extent covered thereby) and in any event shall terminate on the second (2nd) anniversary of the date hereof.

You acknowledge that any Commitment Party or any of its respective affiliates may be providing financing or other services to parties whose interests may conflict with yours.  Each Commitment Party agrees that it will not furnish confidential information obtained from you to any of its other customers and that it will treat confidential information relating to you and your affiliates with the same degree of care as it treats its own confidential information.  Each Commitment Party further advises you that it will not make available to you confidential information that it has obtained or may obtain from the Sellers or any other customer.  In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of the Transactions, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a)(i) the arranging and other services described herein regarding the Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties are not advising you as to any legal, tax, investment, accounting, regulatory or other matters in any jurisdiction, and you have consulted your own legal, investment, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are responsible for making your own independent judgment with respect to the Transactions and the process leading thereto and you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and the Commitment Parties shall have no responsibility to you with respect thereto; (b)(i) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as a financial advisor, an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity, and (ii) no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) each Commitment Party and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and no Commitment Party has any obligation to disclose any of such interests to you or your affiliates.  Any review by a Commitment party of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and shall not be on the behalf of the Borrower.  To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any Commitment Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.  You further acknowledge that the Commitment Parties are full service securities or banking firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, the Commitment Parties may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own respective accounts and the accounts of their respective customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any Commitment Party or any of its respective customers, all rights in respect of such securities and financial instruments, include any voting rights, will be exercised by the holder of the rights, in its sole discretion.

This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York; provided, that, (a) the interpretation of the definition of “Company Material

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Adverse Effect” (as defined in the Acquisition Agreement as in effect on the date hereof) and whether or not a “Company Material Adverse Effect” has occurred, (b) the accuracy of any of the Specified Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you (or any of your affiliates) have the right to terminate your (or such affiliates’) obligations under the Acquisition Agreement, or to not consummate the Acquisition, and (c) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.  Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letters, the transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof.  Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letters and the transactions contemplated hereby and thereby, and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court.  Nothing in this Commitment Letter or the Fee Letters shall affect any right that any Commitment Party or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter, the Fee Letters and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Borrower or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding.  Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to such party shall be effective service of process against such party for any suit, action or proceeding relating to any such dispute.  Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

The provisions of the immediately preceding seven (7) paragraphs shall remain in full force and effect regardless of whether the Definitive Documentation shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Commitment Party hereunder (but subject to the last sentence of the fourth (4th) preceding paragraph relating to the automatic termination of the obligations of the Commitment Parties under that paragraph); provided, that, your obligations under the sixth (6th) and seventh (7th) immediately preceding paragraphs with respect to reimbursement of expenses and indemnification shall, to the extent covered thereby, be superseded by the Definitive Documentation (to the extent covered thereby) on the Closing Date.

This Commitment Letter and each Fee Letter may be in the form of an electronic record (in “.pdf” form or otherwise) and, subject to the approval of BofA Securities, may be executed using electronic signatures, which shall be considered as originals and shall have the same legal effect, validity and enforceability as a paper record.  This Commitment Letter and each Fee Letter may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts shall be one and the same Commitment Letter or Fee Letter, as applicable.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties hereto of a manually signed counterpart of this Commitment Letter or a Fee Letter which has been converted into electronic form (such as scanned into “.pdf” format), or, subject to the approval of BofA Securities, an electronically signed counterpart of this Commitment Letter or such Fee Letter converted into another format, for transmission, delivery and/or retention.  The Commitment Parties reserve the right to employ the services of their respective affiliates or branches in providing services contemplated hereby and to

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allocate, in whole or in part, to their affiliates or branches certain fees payable to them in such manner as they and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder.

This Commitment Letter and the Fee Letters embody the entire agreement and understanding among the Commitment Parties, you and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the specific matters hereof.  No party has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter.  This Commitment Letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

Each of the parties hereto agrees that (a) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including the good faith negotiation of the Definitive Documentation by the parties hereto in a manner consistent with this Commitment Letter (it being understood and agreed that the availability of the commitments being provided hereunder and the funding of the Necessary Acquisition Funds on the Closing Date are, in each case, subject to the satisfaction of the conditions precedent set forth on the Conditions Annex), and (b) each Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein; provided, that, nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate any portion of the Transactions.

This Commitment Letter and all commitments and undertakings of the Commitment Parties hereunder will expire at 11:59 p.m. (Eastern time) on January 11, 2021 unless you execute this Commitment Letter and each Fee Letter and return them to us prior to that time, whereupon this Commitment Letter and the Fee Letters shall become binding agreements.  Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest to occur of (a) the consummation of the Acquisition (whether after giving effect to the funding of the Necessary Acquisition Funds or without the funding of the Facilities), (b) the date of the termination of the Acquisition Agreement prior to the closing of the Acquisition, and (c) 5 business days after the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof (as such date may be extended pursuant to the first proviso to Section 9.1(b) of the Acquisition Agreement as in effect on the date hereof)).  In consideration of the time and resources that the Commitment Parties will devote to the Facilities, you agree that, until such expiration, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing debt securities, senior notes, bank financing, or senior credit facilities for the Borrower and/or any of its subsidiaries or the Acquisition, other than (i) any indebtedness permitted to be assumed under the Acquisition Agreement (as in effect on the date hereof), and (ii) other indebtedness to be agreed among you and the Joint Lead Arrangers.

THIS COMMITMENT LETTER AND THE FEE LETTERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK.]

9

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/Angel Sutoyo
Name:	Angel Sutoyo
Title:	Senior Vice President

BOFA SECURITIES, INC.

By:	/s/Mark Post
Name:	Mark Post
Title:	Managing Director

JPMORGAN CHASE BANK, N.A.

By:	/s/Anna C. Araya
Name:	Anna C. Araya
Title:	Executive Director

U.S. BANK NATIONAL ASSOCIATION

By:	/s/G. Scott Lambert
Name:	G. Scott Lambert
Title:	Vice President

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

AEROVIRONMENT, INC.,
a Delaware corporation

By:	/s/Kevin P. McDonnell
Name:	Kevin P. McDonnell
Title:	CFO

EXHIBIT A

AeroVironment, Inc.

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter.

AeroVironment, Inc., a Delaware corporation (the “Borrower”), intends to consummate the Acquisition pursuant to the Acquisition Agreement.  In connection with the foregoing, it is intended that:

(a)         Pursuant to the Acquisition Agreement, the Borrower will consummate the Acquisition and the other transactions described therein or related thereto.

(b)         The Borrower will (i) obtain the Term Loan Facility, and (ii) obtain the Revolving Facility.

(c)         All existing indebtedness of the Target and its subsidiaries (other than any indebtedness permitted to be assumed under the Acquisition Agreement (as in effect on the date hereof)) shall have been repaid (including indebtedness arising under or in connection with that certain Credit Agreement, dated as of August 20, 2020, by and among, inter alia, the Target and Western Alliance Bank), all commitments with respect to all such indebtedness shall have been terminated, and all liens and security interests securing all such indebtedness, and all guaranties guarantying such indebtedness, shall have been released or terminated (collectively, the “Refinancing”).

(d)         The Borrower will (i) make the Equity Contribution and (ii) apply the Balance Sheet Cash to pay a portion of the purchase price in connection with the Acquisition.

(e)         The proceeds of the Necessary Acquisition Funds will be applied to (i) pay a portion of the purchase price in connection with the Acquisition, (ii) pay the fees, costs and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”), and (iii) consummate the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”).

The transactions described above (including the payment of Transaction Costs) on this Exhibit A are collectively referred to herein as the “Transactions”.

EXECUTION VERSION

EXHIBIT B

AeroVironment, Inc.

Summary of Terms and Conditions1

Borrower:	AeroVironment, Inc., a Delaware corporation (the “Borrower”).

Guarantors:

The obligations arising under the Facilities (as defined below) (the “Obligations”) and the obligations arising in connection with any treasury or cash management services, interest rate, currency, foreign exchange or commodity swap or hedging arrangements entered into by the Borrower or any of its subsidiaries with a Lender (as defined below) (or any affiliate of any Lender) (the “Additional Secured Obligations”; the Additional Secured Obligations, together with the Obligations, the “Secured Obligations”) will be guaranteed by each existing and future direct and indirect domestic subsidiary of the Borrower (each, a “Guarantor”; the Guarantors, together with the Borrower, the “Credit Parties” and each a “Credit Party”). In addition, the Borrower will guaranty all Additional Secured Obligations of any subsidiary of the Borrower. All guarantees will be guarantees of payment and not of collection. Notwithstanding anything contained herein to the contrary, any Additional Secured Obligations of a Credit Party shall exclude certain swap obligations if, and to the extent that, such swap obligation is or becomes illegal under the Commodity Exchange Act with respect to such Credit Party (determined after giving effect to any keepwell or other support for the benefit of such Credit Party).

Joint Lead Arrangers and Joint Bookrunners:

BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities”), JPMorgan Chase Bank, N.A. (“JPM”) and U.S. Bank National Association (“U.S. Bank”; U.S. Bank, together with BofA Securities and JPM, in such capacities, the “Joint Lead Arrangers” and each a “Joint Lead Arranger”) will act as joint lead arrangers and joint bookrunners for the Facilities. It is understood and agreed that BofA Securities shall have the “left” placement in any and all marketing materials or other documentation used in connection with the Facilities and shall hold the leading role and responsibilities conventionally associated with such “left” placement, including sole selling role in respect of the Facilities.

Administrative Agent:

Bank of America, N.A. (through itself or one of its designated affiliates or branch offices, “Bank of America”) will act as sole administrative agent (in such capacity, the “Administrative Agent”) for the Facilities.

Lenders:

A syndicate of banks and financial institutions (including Bank of America, JPM and U.S. Bank) arranged by the Joint Lead Arrangers in consultation with the Borrower, which institutions shall be acceptable to

1   Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter (including Exhibit A and Exhibit C thereto).

the Administrative Agent and the Borrower (collectively, the “Lenders” and each a “Lender”).

Facilities:

An aggregate principal amount of $300 million will be available through the following facilities:

(a)         a $100 million revolving credit facility available to the Borrower in U.S. dollars (the “Revolving Facility”), which will include a $10 million sublimit for the issuance of standby and commercial letters of credit (each, a “Letter of Credit”) to the Borrower or any subsidiary of the Borrower in U.S. dollars, and a $10 million sublimit for swingline loans (each, a “Swingline Loan”) available to the Borrower in U.S. dollars.  Letters of Credit will be issued by Bank of America (in such capacity, the “L/C Issuer”), and Swingline Loans may be made available by Bank of America (in such capacity, the “Swingline Lender”).  Each of the Lenders under the Revolving Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan.

(b)         a $200 million term A loan, all of which will be drawn by the Borrower in U.S. dollars on the Closing Date (as defined below) (the “Term Loan Facility”).

The Revolving Facility and the Term Loan Facility are collectively referred to herein as the “Facilities.”

Purpose:

The proceeds of the Revolving Facility shall be used from time to time after the Closing Date for working capital and other general corporate purposes not in contravention of any law or of the Definitive Documentation (as defined below).  The Revolving Facility shall be undrawn on the Closing Date.

The proceeds of the Term Loan Facility shall be used on the Closing Date to pay the Acquisition Costs.

Closing Date:	The date of effectiveness of the Definitive Documentation and the consummation of the Acquisition (the “Closing Date”).

Interest Rates:	As set forth in Addendum I to this Exhibit B.

Maturity:

The Revolving Facility shall terminate, and all amounts outstanding thereunder shall be due and payable in full, on the date that is five (5) years after the Closing Date (the “Maturity Date”).

The Term Loan Facility shall be subject to repayment according to the Scheduled Amortization (as defined below), with the final payment of all amounts outstanding, plus accrued interest, being due on the Maturity Date.

pari passu in right of payment with the Facilities and shall be secured on a pari passu basis with the Collateral (as hereinafter defined); (d) subject to the provisions set forth under the heading “Limited Condition Acquisitions” below, the representations and warranties in the Definitive Documentation shall be true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of incurrence of any such Incremental Facility, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this condition, the representations and warranties contained in the Definitive Documentation with respect to accuracy of financial statements shall be deemed to refer to the most recent financial statements delivered pursuant to the Definitive Documentation; (e) subject to the provisions set forth under the heading “Limited Condition Acquisitions” below, upon giving effect to any such Incremental Facility on a pro forma basis (and assuming for such purpose that all amounts with respect thereto are fully drawn), the Credit Parties would be in compliance with the financial covenants set forth in the Definitive Documentation; (f) with respect to any such Incremental Facility that is an Incremental Term Facility: (i) the maturity date of such Incremental Term Facility shall be

Incremental Facilities:

The definitive documentation for the Facilities (the “Definitive Documentation”) will permit the Borrower, from time to time after the Closing Date, upon notice to the Administrative Agent, to increase the amount of the Revolving Facility (any such increase, a “Revolving Facility Increase”) and/or to add one or more additional tranches of term loans to the Definitive Documentation (any such additional tranche of term loans, an “Incremental Term Facility”; each Incremental Term Facility, together with each Revolving Facility Increase, each an “Incremental Facility”), in an aggregate amount for all such Incremental Facilities not to exceed an amount (the “Incremental Amount”) equal to, as of any date of determination, the sum of (a) the total of (i) $100 million, minus (ii) the aggregate amount of all Incremental Facilities incurred prior to such date in reliance on clause (a)(i) above, plus (b) an unlimited amount, so long as, after giving effect to the incurrence of any such Incremental Facility on a pro forma basis (and assuming for such purpose that all amounts with respect thereto are fully drawn), the Consolidated Leverage Ratio (as defined below) is equal to or less than 2.00 to 1.0 (the “Leverage-Based Prong”).

In addition to compliance with the Incremental Amount, the incurrence of any Incremental Facility shall be subject to the following terms and conditions: (a) no existing Lender shall be required to participate in any such Incremental Facility without such Lender’s consent, and the decision to participate in any such Incremental Facility shall be made in the sole discretion of each Lender; (b) subject to the provisions set forth under the heading “Limited Condition Acquisitions” below, no default or event of default shall have occurred and be continuing at the time of incurrence of any such Incremental Facility or would exist immediately after giving effect thereto; (c) any such Incremental Facility shall rank pari passu in right of payment with the Facilities and shall be secured on a pari passu basis with the Collateral (as hereinafter defined); (d) subject to the provisions set forth under the heading “Limited Condition Acquisitions” below, the representations and warranties in the Definitive Documentation shall be true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of incurrence of any such Incremental Facility, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this condition, the representations and warranties contained in the Definitive Documentation with respect to accuracy of financial statements shall be deemed to refer to the most recent financial statements delivered pursuant to the Definitive Documentation; (e) subject to the provisions set forth under the heading “Limited Condition Acquisitions” below, upon giving effect to any such Incremental Facility on a pro forma basis (and assuming for such purpose that all amounts with respect thereto are fully drawn), the Credit Parties would be in compliance with the financial covenants set forth in the Definitive Documentation; (f) with respect to any such Incremental Facility that is an Incremental Term Facility: (i) the maturity date of such Incremental Term Facility shall be no earlier than the later of the Maturity Date and the then-latest maturity date for any then-existing Incremental Term Facility, (ii) the weighted average life to maturity of such Incremental Term Facility shall be no shorter than the then-remaining weighted average life to maturity of the term loans under the Term Loan Facility or any then-existing term loans under any then-existing Incremental Term Facility, and (iii) subject to clauses (f)(i) and (f)(ii) above, the amortization schedule applicable to such Incremental Term Facility shall be as determined by the Borrower and the lenders for such Incremental Term Facility; (g) any such Incremental Facility shall be in a minimum principal amount of $25 million and integral multiples of $1 million in excess thereof (or such other amount as the Administrative Agent may agree in its sole discretion); (h) the Administrative Agent shall have received (i) a certificate of the Borrower certifying that (A) before and after giving effect to the incurrence of such Incremental Facility, the conditions set forth in clauses (b) and (d) above have been satisfied, (B) the condition set forth in clause (e) above has been satisfied (which certification shall include reasonably detailed calculations to demonstrate satisfaction of such condition), and (C) to the extent such Incremental Facility is being incurred in reliance on the Leverage-Based Prong, after giving effect to the incurrence of such Incremental Facility, such Incremental Facility is permitted pursuant to the Leverage-Based Prong (which certification shall include reasonably detailed calculations to demonstrate satisfaction of such condition), (ii) a certificate of each Credit Party attaching the resolutions adopted by such Credit Party approving such Incremental Facility, and (iii) if requested by the Administrative Agent, an opinion or opinions of counsel for the Credit Parties, dated as of the date of incurrence of any such Incremental Facility, in form and substance reasonably satisfactory to the Administrative Agent; and (i)(i) any such Incremental Facility that is a Revolving Facility Increase shall be on the same terms and conditions as the Revolving Facility, and (ii) except as otherwise provided in clause (f) above, any such Incremental Facility that is an Incremental Term Facility shall be on the same terms and conditions as the Term Loan Facility, or, if not, shall be on terms and conditions satisfactory to the Administrative Agent (it being understood and agreed that the following shall be reasonably satisfactory to the Administrative Agent: (A) covenants or other provisions applicable only to periods after the later of the Maturity Date and the maturity date for any then-existing Incremental Term Facility, (B) to the extent required by any lender providing such Incremental Term Facility, covenants or other provisions that are not set forth in the Definitive Documentation at the time of incurrence of such Incremental Term Facility, so long as such covenants or other provisions are also added for the benefit of the Administrative Agent and the Lenders under the Definitive Documentation at the time of the incurrence of such Incremental Term Facility, and (C) to the extent required by any lender providing such Incremental Term Facility, customary call protection and mandatory prepayments, in each case, which may be applicable solely with respect to such Incremental Term Facility (provided, that, with respect to any mandatory prepayment required in connection with the establishment of such Incremental Term Facility, such mandatory prepayment shall be applied ratably to the term loans under the Term Loan Facility and any other then-existing term loans under any then-existing Incremental Term Facility)).

In connection with any Revolving Facility Increase, the Borrower shall prepay any revolving loans under the Revolving Facility outstanding on the effective date of such Revolving Facility Increase (and pay additional amounts to reimburse the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings) to the extent necessary to keep the outstanding revolving loans ratable with any revised revolving commitments arising from any non-ratable increase in connection such Revolving Facility Increase.

The Borrower may seek commitments in respect of any Incremental Facility from any existing Lender (each of which shall be entitled to agree or decline to participate in such Lender’s sole discretion) and additional financial institutions who will become Lenders in connection therewith.  Any new lender providing all or any portion of any Incremental Facility shall become a party to the Definitive Documentation by executing such joinder documentation as is required by the Administrative Agent.

The Definitive Documentation shall be amended to give effect to any Incremental Facility pursuant to documentation executed by lenders providing such Incremental Facility, the Administrative Agent and the Credit Parties, without the consent of any person or entity (including any other existing Lender), including amendments (a) to reflect the existence and terms of such Incremental Facility, (b) to make such other changes to the Definitive Documentation consistent with the provisions and intent of such Incremental Facility, including (i) adding provisions to permit such Incremental Facility to share in the benefits of the Definitive Documentation and to include the lenders for such Incremental Facility in any applicable voting definitions, and (ii) amending any commitment schedule to reflect such Incremental Facility, (c) notwithstanding any other provisions of the Definitive Documentation to the contrary, if applicable, to permit the loans under such Incremental Facility to be “fungible” (including for purposes of the Internal Revenue Code of 1986, as amended) with any other then-existing loans under the Definitive Documentation, and (d) to effect such other amendments to the Definitive Documentation as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of any such Incremental Facility.

Limited Condition Acquisitions:

To the extent that the terms of the Definitive Documentation require (a) compliance with any basket, financial ratio or test, (b) the absence of a default or an event of default, or (c) a determination of the accuracy of any representations and warranties, in each case in connection with the consummation of a Limited Condition Acquisition (as defined below), the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, on the date of the execution of the definitive agreement with respect to such Limited Condition Acquisition (such date, the “LCA Test Date”), after giving effect to the relevant

Limited Condition Acquisition and any related incurrence of indebtedness on a pro forma basis; provided, that, notwithstanding the foregoing, in connection with any Limited Condition Acquisition: (A) the no default or event of default condition to the consummation of any Limited Condition Acquisition shall be satisfied if (1) no default or event of default shall have occurred and be continuing as of the LCA Test Date applicable to such Limited Condition Acquisition, and (2) no payment or bankruptcy event of default shall have occurred and be continuing at the time of consummation of such Limited Condition Acquisition; (B) if the proceeds of an Incremental Term Facility are being used to finance such Limited Condition Acquisition, then (1) the condition applicable to the incurrence of such Incremental Term Facility requiring that the representations and warranties be accurate shall be required to be satisfied at the time of closing of such Limited Condition Acquisition and the incurrence of such Incremental Term Facility but, if the lenders providing such Incremental Term Facility so agree, the representations and warranties which must be accurate at the time of closing of such Limited Condition Acquisition and the incurrence of such Incremental Term Facility may be limited to customary “specified representations”, customary “specified acquisition agreement representations” and such other representations and warranties as may be required by the lenders providing such Incremental Term Facility, and (2) the no default or event of default condition to the incurrence of such Incremental Term Facility shall, if and to the extent the lenders providing such Incremental Term Facility so agree, be satisfied if (x) no default or event of default shall have occurred and be continuing as of the LCA Test Date applicable to such Limited Condition Acquisition, and (y) no payment or bankruptcy event of default shall have occurred and be continuing at the time of the incurrence of such Incremental Term Facility in connection with the consummation of such Limited Condition Acquisition; and (C) such Limited Condition Acquisition, any related pro forma adjustments, and the related indebtedness to be incurred in connection therewith and the use of proceeds thereof shall be deemed consummated, made, incurred and/or applied at the LCA Test Date applicable to such Limited Condition Acquisition (until such time as the indebtedness is actually incurred or the applicable definitive agreement is terminated without actually consummating the applicable Limited Condition Acquisition) and outstanding thereafter for purposes of determining pro forma compliance with any financial ratio or test (other than for purposes of determining pro forma compliance in connection with the making of any restricted payment or the prepayment of certain indebtedness to be mutually agreed in the Definitive Documentation, it being understood and agreed that for purposes of determining pro forma compliance in connection with the making of any restricted payment or the prepayment of certain indebtedness to be mutually agreed in the Definitive Documentation, the Borrower shall be required to demonstrate compliance with the applicable financial ratio or test both (x) after giving effect to the applicable Limited Condition Acquisition, including related pro forma adjustments, and the incurrence of any related indebtedness to be incurred in connection therewith and the use of proceeds thereof, and (y) assuming that such Limited Condition Acquisition has not occurred).  For the avoidance of doubt, if any of such ratios or amounts for which

Limited Condition Acquisition” means an acquisition permitted pursuant to the Definitive Documentation whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

compliance was determined or tested as of the LCA Test Date applicable to such Limited Condition Acquisition are thereafter exceeded or otherwise failed to have been complied with as a result of fluctuations in such ratio or amount, at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios or amounts will not be deemed to have been exceeded or failed to be complied with as a result of such fluctuations solely for purposes of determining whether the relevant Limited Condition Acquisition is permitted to be consummated.  It is understood and agreed that the provisions set forth in this section shall not limit the conditions set forth under the heading “Conditions Precedent to All Other Extensions of Credit” below with respect to any borrowing of revolving loans under the Revolving Facility, any issuance of, extension of the expiry date of, or increase in the amount of, any Letter of Credit, any borrowing of Swingline Loans or any borrowing of term loans under the Term Loan Facility.

“Limited Condition Acquisition” means an acquisition permitted pursuant to the Definitive Documentation whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

Availability/Amortization:

Extensions of credit under the Revolving Facility may be made on a revolving basis up to the full amount of the Revolving Facility, Letters of Credit may be issued up to the sublimit for Letters of Credit, and Swingline Loans may be issued up to the sublimit for Swingline Loans.

Commencing as of last business day of the first full fiscal quarter of the Borrower ending after the Closing Date, the Term Loan Facility shall be subject to quarterly amortization of principal based on the annual amounts set forth below, with the balance of the Term Loan Facility paid on the Maturity Date (the “Scheduled Amortization”):

Principal Amount (% of original principal amount of Term Loan Facility)

Loan year 1       5.0%

Loan year 2       5.0%

Loan year 3       5.0%

Loan year 4       5.0%

Loan year 5       80.0%, consisting of three quarterly payments of 1.25% each, with the remaining outstanding principal amount of the Term Loan Facility due and payable on the Maturity Date.

Mandatory Prepayments and Commitment Reductions:

In addition to the Scheduled Amortization, on and after the Closing Date, the following mandatory prepayments apply: (a) one hundred percent (100%) of all net cash proceeds received in connection with asset sales, dispositions and involuntary dispositions (provided, that, such net cash proceeds shall not be required to be applied as set forth below (i) until the aggregate amount of net cash proceeds derived from all such asset sales, dispositions and involuntary dispositions in any fiscal year of the Borrower is equal to or greater than $10 million, and (ii) if, at the election

Total Revolving Outstandings”) (a) the aggregate outstanding amount of revolving loans under the Revolving Facility as of such date, plus (b) the aggregate outstanding amount of Letter of Credit obligations as of such date, plus (c) the aggregate outstanding amount of Swingline Loans as of such date, exceeds the amount of the Revolving Facility as of such date, the Borrower shall immediately prepay such revolving loans and such swingline loans and/or shall immediately cash collateralize such Letter of Credit obligations in an aggregate amount equal to such excess; provided, that, the Borrower shall not be required to cash collateralize such Letter of Credit obligations unless, after the prepayment of such revolving loans and such swingline loans, the Total Revolving Outstandings exceeds the amount of the Revolving Facility.

of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such asset sale, disposition or involuntary disposition), so long as no event of default shall have occurred and be continuing at the time of such asset sale, disposition or involuntary disposition or at the time of such reinvestment, the Borrower or the applicable subsidiary of the Borrower reinvests all or any portion of such net cash proceeds in assets (other than current assets as classified by generally accepted accounting principles) that are used or useful in the same or a related line of business as the Borrower and its subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof) within one hundred eighty (180) days of the date of such asset sale, disposition or involuntary disposition (or to the extent the Borrower or such subsidiary commits within such one hundred eighty (180)-day period to make such reinvestment, within one hundred eighty (180) days after such one hundred eighty (180)-day period); provided, further, that, for purposes of the foregoing clause (ii), if such net cash proceeds shall have not been so reinvested by the end of such period(s), such net cash proceeds shall be promptly applied as set forth below); and (b) one hundred percent (100%) of all net cash proceeds received in connection with debt issuances not otherwise permitted under the Definitive Documentation; in each case shall be applied to the prepayment of the Facilities in the following manner: first, to the Term Loan Facility (and to the principal repayment installments thereof in the inverse order of maturity), second, to outstanding Swingline Loans, and third, to the Revolving Facility without a corresponding permanent reduction in the Revolving Facility.

Additionally, if for any reason, as of any date of determination, the sum of (such sum being the “Total Revolving Outstandings”) (a) the aggregate outstanding amount of revolving loans under the Revolving Facility as of such date, plus (b) the aggregate outstanding amount of Letter of Credit obligations as of such date, plus (c) the aggregate outstanding amount of Swingline Loans as of such date, exceeds the amount of the Revolving Facility as of such date, the Borrower shall immediately prepay such revolving loans and such swingline loans and/or shall immediately cash collateralize such Letter of Credit obligations in an aggregate amount equal to such excess; provided, that, the Borrower shall not be required to cash collateralize such Letter of Credit obligations unless, after the prepayment of such revolving loans and such swingline loans, the Total Revolving Outstandings exceeds the amount of the Revolving Facility.

The Revolving Facility and the commitments thereunder shall terminate on the Maturity Date.  The commitments under the Term Loan Facility shall terminate upon the funding of term loans thereunder on the Closing Date.

Optional Prepayments and Commitment Reductions:

The Borrower may prepay the Revolving Facility, in whole or in part, at any time without premium or penalty (but subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings).  The unutilized portion of the Revolving Facility may be irrevocably reduced or terminated by the Borrower at any time without penalty.

The Borrower may prepay the Term Loan Facility in whole or in part at any time without premium or penalty (but subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings).  Each prepayment of the Term Loan Facility shall be applied to the principal repayment installments thereof as directed by the Borrower.

Definitive Documentation:

The Facilities will be documented pursuant to Definitive Documentation reflecting (a) the terms and conditions set forth herein and in Exhibit C to the Commitment Letter, (b) materiality qualifications and other exceptions that give effect to and/or permit the structure and intended use of the Facilities, (c) the operational, administrative, agency and related requirements of the Administrative Agent, (d) customary increased cost, illegality, change in law, yield protection, withholding tax, capital adequacy, defaulting lender, EU and UK bail-in, borrower and lender ERISA, “hard-wired” LIBOR successor, limited liability company division, beneficial ownership and qualified financial contract-related provisions, and (e) the operational and strategic requirements of the Borrower (after giving effect to the Transactions).  To the extent any other terms are not expressly set forth herein, the Definitive Documentation will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date, and (ii) contain such other terms, conditions and provisions as the Borrower and the Joint Lead Arrangers shall mutually agree.

Collateral:

Subject to the Limited Conditionality Provision, each Credit Party shall grant the Administrative Agent, for the benefit of the holders of the Secured Obligations, valid and perfected first priority liens and security interests in all of the following (collectively, the “Collateral”):

(a)         One hundred percent (100%) of the issued and outstanding equity interests of each domestic subsidiary directly owned by such Credit Party.

(b)         Sixty-five percent (65%) of the issued and outstanding equity interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one hundred percent (100%) of the issued and outstanding equity interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each foreign subsidiary directly owned by such Credit Party.

(c)         All of the present and future personal property and assets of such Credit Party, including machinery and equipment, inventory and other goods, accounts receivable, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements,

All proceeds and products of the property and assets described in clauses (a), (b) and (c) above.
documents, instruments, indemnification rights, tax refunds and cash. (d) All proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

The Collateral shall exclude the following with respect to each Credit Party: (i)(A) any fee-owned real property of such Credit Party, and (B) any real property leasehold interests of such Credit Party; (ii) any personal property (including motor vehicles, airplanes and other assets subject to certificates of title) of such Credit Party in respect of which perfection of a lien is neither (A) governed by the Uniform Commercial Code, nor (B) effected by appropriate evidence of the lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office; (iii) any asset of such Credit Party if the pledge of, or the granting of a security interest in, such asset is prohibited by law, rule or regulation applicable to such Credit Party; provided, that, (A) any such prohibition described in this clause (iii) on the security interests granted pursuant to the Definitive Documentation shall only apply to the extent that any such prohibition is not rendered ineffective pursuant to the Uniform Commercial Code, any other applicable law or principles of equity, and (B) in the event of the termination or elimination of any such prohibition contained in any applicable law, rule or regulation, a security interest in such assets shall be automatically and simultaneously granted pursuant to the Definitive Documentation and such assets shall be included as Collateral; (iv) any property of such Credit Party which is subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest in such property would violate the agreement pursuant to which such purchase money security interest or similar arrangement was granted or would create a right of termination in favor of any other party to such agreement; (v) any general intangible, permit, lease, license, contract or other instrument of such Credit Party to the extent the grant of a security interest in such general intangible, permit, lease, license, contract or other instrument in the manner contemplated by the Definitive Documentation, under the terms thereof or under applicable law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Credit Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided, that, (A) any such limitation described in this clause (v) on the security interests granted pursuant to the Definitive Documentation shall only apply to the extent that any such limitation could not be rendered ineffective pursuant to the Uniform Commercial Code, any other applicable law, or principles of equity, and (B) in the event of the termination or elimination of any such limitation or the requirement for any consent contained in any applicable law, general intangible, permit, lease, license, contract or other instrument, to the extent sufficient to permit any such item to become Collateral, or upon the granting of any such consent, or waiving or termination of any requirement for such consent, or the elimination of such limitation, as applicable, a security interest in such general intangible, permit, lease, license, contract or other instrument shall be automatically and simultaneously granted under the Definitive Documentation and shall be included as Collateral; (vi) any asset of such Credit Party as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining a security interest therein or perfection thereof are excessive in relation to the benefit to the holders of the Secured Obligations to be afforded thereby; and (vii) any “intent-to-use” application for registration of a trademark of such Credit Party filed in the United States Patent and Trademark Office pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law.

The Collateral shall ratably secure the Secured Obligations.

Conditions Precedent to Effectiveness and Borrowings on the Closing Date:

The effectiveness of the Definitive Documentation and the availability of the Necessary Acquisition Funds on the Closing Date shall be subject solely to the conditions set forth in Exhibit C to the Commitment Letter.

Conditions Precedent to All Other Extensions of Credit:

The obligation of each Lender, the Swingline Lender and the L/C Issuer to honor any request for credit extension after the funding of the Necessary Acquisition Funds on the Closing Date shall be subject to the satisfaction of the following conditions precedent:

(a)         The representations and warranties in the Definitive Documentation shall be true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such credit extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this condition, the representations and warranties contained in the Definitive Documentation with respect to accuracy of financial statements shall be deemed to refer to the most recent financial statements delivered pursuant to the Definitive Documentation.

(b)         No default or event of default shall exist or would result from such proposed credit extension or from the application of the proceeds thereof.

(c)         The Administrative Agent and, if applicable, the L/C Issuer or the Swingline Lender, shall have received a request for credit extension in accordance with the requirements of the Definitive Documentation.

Representations and Warranties:

The Definitive Documentation shall include representations and warranties with respect to the following: (a) existence, qualification and power; (b) authorization; no contravention; (c) governmental authorization; other consents; (d) enforceability; (e) accuracy of financial statements; (f) no material adverse effect; (g) no litigation; (h) no default; (i) ownership of property; (j) environmental matters; (k) maintenance of insurance; (l) payment of taxes; (m) ERISA compliance; (n) margin regulation; Investment Company Act compliance; (o) accuracy of disclosure, including accuracy in all respects of the information included in any Beneficial Ownership Certification delivered to the Administrative Agent or any Lender on or prior to the Closing Date; (p) compliance with laws; (q) solvency; (r) sanctions; anti-corruption laws; (s) subsidiaries; equity interests; information with respect to Credit Parties; (t) collateral documentation and deliverables with respect to the Collateral; (u) intellectual property; licenses; (v) real properties; (w) no Credit Party is an affected financial institution; and (x) no Credit Party is a covered entity.

Affirmative Covenants:

The Definitive Documentation shall include affirmative covenants with respect to the following: (a) delivery of financial statements, budgets and forecasts; (b) delivery of compliance certificate and other information; (c) delivery of notices; (d) payment of obligations; (e) preservation of existence; maintenance of permits, licenses and franchises; preservation and renewal of intellectual property; (f) maintenance of properties; (g) maintenance of insurance; (h) compliance with laws; (i) maintenance of books and records; (j) granting of inspection rights; (k) use of proceeds; (l) covenant to guarantee obligations; (m) covenant to give security; further assurances; (n) compliance with anti-corruption laws; and (o) compliance with sanctions.

Negative Covenants:

The Definitive Documentation shall include negative covenants restricting the following: (a) liens; (b) indebtedness; (c) investments (including acquisitions); (d) fundamental changes; (e) dispositions; (f) payments of dividends, share repurchases and other distributions; (g) changes in nature of business; (h) transactions with affiliates; (i) burdensome agreements; (j) use of proceeds to purchase or carry margin stock; (k) amendments to organizational documents; changes in fiscal year; changes in legal name, state of organization or form of entity; and accounting changes; (l) sale and leaseback transactions; (m) prepayment of certain indebtedness; (n) amendment of certain indebtedness; (o) use of credit extensions (or proceeds thereof) in violation of sanctions; and (p) use of credit extensions (or proceeds thereof) in violation of anti-corruption laws.

Financial Covenants:

The following:

(a)         The Credit Parties shall not permit the Consolidated Leverage Ratio as of the end of any period of four (4) consecutive fiscal quarters of the Borrower ending as of the last day of any fiscal

Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) consolidated funded indebtedness of the Borrower and its subsidiaries as of such date, to (b) consolidated EBITDA of the Borrower and its subsidiaries for the period of four (4) consecutive fiscal quarters of the Borrower most recently completed on or prior to such date.

Qualified Acquisition” means an acquisition (or series of related acquisitions consummated in any six-month period) permitted pursuant to the Definitive Documentation for which the aggregate consideration is at least $75 million, but only to the extent that at least $75 million of such consideration is funded with the proceeds of consolidated funded indebtedness of the Borrower and its subsidiaries (including any indebtedness assumed by the Borrower or any of its subsidiaries in connection with such acquisition(s)); provided, that, for any acquisition (or series of related acquisitions) to qualify as a “Qualified Acquisition,” the Administrative Agent shall have received a certificate from a responsible officer of the Borrower certifying that such acquisition (or series of related acquisitions) meets the criteria set forth in this definition and notifying the Administrative Agent that the Borrower has elected to treat such acquisition (or series of related acquisitions) as a “Qualified Acquisition”.

quarter of the Borrower to be greater than 3.00 to 1.0; provided, that, upon the occurrence of a Qualified Acquisition, for each of the four (4) fiscal quarters of the Borrower immediately following the consummation of such Qualified Acquisition (including, for the avoidance of doubt, the fiscal quarter in which such Qualified Acquisition was consummated) (such period of increase, the “Leverage Increase Period”), the ratio set forth above shall be increased to 3.50 to 1.0; provided, further, that, (i) no more than one (1) Leverage Increase Period shall be in effect at any time, (ii) for at least two (2) fiscal quarters of the Borrower immediately following each Leverage Increase Period, the Consolidated Leverage Ratio as of the end of such fiscal quarters shall not be greater than 3.00 to 1.0 prior to giving effect to another Leverage Increase Period, and (iii) each Leverage Increase Period shall only apply with respect to the calculation of the Consolidated Leverage Ratio for purposes of (A) determining compliance with the financial maintenance covenant as of the end of any period of four (4) consecutive fiscal quarters of the Borrower ending as of the last day of any fiscal quarter of the Borrower, and (B) any calculation of the Consolidated Leverage Ratio in determining the permissibility of the consummation of the Qualified Acquisition with respect to which such Leverage Increase Period relates (or, to the extent such Qualified Acquisition is financed with the proceeds of an Incremental Facility, for purposes of determining the permissibility of the incurrence of such Incremental Facility in connection with the consummation of such Qualified Acquisition).

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) consolidated funded indebtedness of the Borrower and its subsidiaries as of such date, to (b) consolidated EBITDA of the Borrower and its subsidiaries for the period of four (4) consecutive fiscal quarters of the Borrower most recently completed on or prior to such date.

“Qualified Acquisition” means an acquisition (or series of related acquisitions consummated in any six-month period) permitted pursuant to the Definitive Documentation for which the aggregate consideration is at least $75 million, but only to the extent that at least $75 million of such consideration is funded with the proceeds of consolidated funded indebtedness of the Borrower and its subsidiaries (including any indebtedness assumed by the Borrower or any of its subsidiaries in connection with such acquisition(s)); provided, that, for any acquisition (or series of related acquisitions) to qualify as a “Qualified Acquisition,” the Administrative Agent shall have received a certificate from a responsible officer of the Borrower certifying that such acquisition (or series of related acquisitions) meets the criteria set forth in this definition and notifying the Administrative Agent that the Borrower has elected to treat such acquisition (or series of related acquisitions) as a “Qualified Acquisition”.

Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the total of (i) consolidated EBITDA of the Borrower and its subsidiaries for the period of four (4) consecutive fiscal quarters of the Borrower most recently completed on or prior to such date, minus (ii) consolidated maintenance capital expenditures of the Borrower and its subsidiaries for such period, to (b) the sum of (i) consolidated cash taxes of the Borrower and its subsidiaries paid during the period of four (4) consecutive fiscal quarters of the Borrower most recently completed on or prior to such, plus (ii) the cash portion of consolidated interest charges of the Borrower and its subsidiaries for such period, plus (iii) the amount of all scheduled payments of principal on consolidated funded indebtedness of the Borrower and its subsidiaries for such period, plus (iv) the amount of all dividends, share repurchases and other distributions made in cash by the Borrower and its subsidiaries in such period (other than any such dividend, share repurchase or other distribution made to the Borrower or any subsidiary of the Borrower in such period).

pro forma basis.  Certain components of the Consolidated Fixed Charge Coverage Ratio shall be annualized in connection with calculations of the Consolidated Fixed Charge Coverage Ratio occurring prior to the one-year anniversary of the Closing Date.

(b)         The Credit Parties shall not permit the Consolidated Fixed Charge Coverage Ratio (as defined below) as of the end of any period of four (4) consecutive fiscal quarters of the Borrower ending as of the last day of any fiscal quarter of the Borrower to be less than 1.25 to 1.0.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the total of (i) consolidated EBITDA of the Borrower and its subsidiaries for the period of four (4) consecutive fiscal quarters of the Borrower most recently completed on or prior to such date, minus (ii) consolidated maintenance capital expenditures of the Borrower and its subsidiaries for such period, to (b) the sum of (i) consolidated cash taxes of the Borrower and its subsidiaries paid during the period of four (4) consecutive fiscal quarters of the Borrower most recently completed on or prior to such, plus (ii) the cash portion of consolidated interest charges of the Borrower and its subsidiaries for such period, plus (iii) the amount of all scheduled payments of principal on consolidated funded indebtedness of the Borrower and its subsidiaries for such period, plus (iv) the amount of all dividends, share repurchases and other distributions made in cash by the Borrower and its subsidiaries in such period (other than any such dividend, share repurchase or other distribution made to the Borrower or any subsidiary of the Borrower in such period).

Each of the ratios referred to above will be calculated on a pro forma basis.  Certain components of the Consolidated Fixed Charge Coverage Ratio shall be annualized in connection with calculations of the Consolidated Fixed Charge Coverage Ratio occurring prior to the one-year anniversary of the Closing Date.

Events of Default:

The Definitive Documentation shall include the following events of default: (a) non-payment of principal, interest, fees or other amounts; (b) default of specific covenants; (c) default of other covenants and agreements; (d) any representation, warranty, certification or statement of fact being incorrect or misleading; (e) cross-defaults to other indebtedness in an amount to be agreed; (f) bankruptcy and insolvency proceedings; (g) inability to pay debts; attachment; (h) judgments; (i) ERISA; (j) invalidity of Definitive Documentation; (k) failure of collateral documentation to create a valid and perfected first priority security interest (subject to certain exceptions to be mutually agreed) in the Collateral; and (l) change of control.

Assignments and Participations:

Subject to the consents described in the immediately following sentence, the Definitive Documentation shall permit (a) each Lender under the Revolving Facility to make assignments to other financial institutions in respect of the Revolving Facility in a minimum amount equal to $5 million, and (b) after the funding of the Necessary Acquisition Funds on the Closing Date, each Lender under the Term Loan Facility to make assignments to other financial institutions in respect of the Term Loan

Approved Fund” means any person (other than a natural person) or entity that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender, or (c) any entity or an affiliate of an entity that administers or manages a Lender.

Facility in a minimum amount equal to $1 million.  No consent shall be required for any such assignment, other than: (i) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (A) an event of default has occurred and is continuing at the time of such assignment, or (B) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as defined below); provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) business days after having received notice thereof; (ii) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment (A) in respect of the Revolving Facility to an entity that is not a Lender under the Revolving Facility, an affiliate of such Lender or an Approved Fund in respect of such Lender, or (B) of any outstanding term loan under the Term Loan Facility to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund; and (iii) the consent of the L/C Issuer and the Swingline Lender shall be required for any assignment in respect of the Revolving Facility.  The parties to each assignment shall execute and deliver to the Administrative Agent an assignment and assumption, together with a processing and recordation fee of $3,500 for each assignment; provided, that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any such assignment.  Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security, all or part of its rights under the Definitive Documentation to any Federal Reserve Bank.

“Approved Fund” means any person (other than a natural person) or entity that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender, or (c) any entity or an affiliate of an entity that administers or manages a Lender.

Any Lender shall be permitted to sell participations in such Lender’s rights and obligations under the Definitive Documentation, subject to customary terms and conditions.

Waivers and Amendments:

Amendments and waivers of the provisions of the Definitive Documentation will require the approval of Lenders holding loans and commitments representing more than fifty percent (50%) of the aggregate amount of the loans and commitments under the Facilities (the “Required Lenders”), except that no amendment or waiver shall: (a) extend or increase any commitment of any Lender (or reinstate any terminated commitment) without the written consent of such Lender (it being understood and agreed that neither (i) a waiver of any condition precedent under the heading “Conditions Precedent to All Other Extensions of Credit” above, nor (ii) a waiver of any default or event of default, in each case, shall be considered an extension of or increase in any commitment of any Lender); (b) postpone any date for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to any Lender without the written consent of such Lender; (c) reduce the principal of, or the rate of interest on, any loan, or (subject to the ability to amend any fee letter solely with the consent of the parties to such fee letter) any fees or other amounts payable to any Lender without the written consent of such Lender; provided, that, only the consent of the Required Lenders shall be necessary to amend (i) the provisions of the Definitive Documentation with respect to default rate interest (including waiving any obligation to pay interest or fees at the Default Rate (as defined below)), or (ii) any financial covenant (or any defined term used therein), even if the effect of such amendment would be to reduce the rate of interest on any loan or to reduce any fee payable to the Lenders; (d) change certain of the provisions of the Definitive Documentation in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender that is directly and adversely affected thereby; (e) change any provision of the amendment section of the credit agreement or the definition of “Required Lenders” without the written consent of each Lender; (f) release all or substantially all of the Collateral without the written consent of each Lender; (g) subordinate the liens in the Collateral without the written consent of each Lender; (h) release all or substantially all of the value of the guaranties provided pursuant to the Definitive Documentation without the written consent of each Lender (with an exception for any release in connection with a transaction permitted pursuant to the Definitive Documentation); or (i) release the Borrower or permit the Borrower to assign or transfer any of its rights or obligations under the Definitive Documentation without the written consent of each Lender.

Indemnification:

The Credit Parties will indemnify the Administrative Agent (and any sub-agent thereof), each Joint Lead Arranger, each Lender, the L/C Issuer, the Swingline Lender, and each of their respective affiliates, and their and such affiliates’ respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) against, and hold each Indemnified Party harmless from, any and all actual or prospective losses, claims, damages, liabilities and related expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel (but limited, in the case of legal fees and expenses, to the reasonable and documented out of pocket fees, disbursements and other charges of one primary counsel to all Indemnified Parties (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnified Parties (taken as a whole) in each relevant jurisdiction and a single specialty counsel for all Indemnified Parties (taken as a whole) with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional primary, local or specialty counsel, as the case may be, to the affected Indemnified Parties similarly situated and taken as a whole)) incurred by any Indemnified Party or asserted against any Indemnified Party by any person or entity (including any Credit Party) arising out of, in connection with, or as a result of (a) the execution or delivery of the Definitive Documentation, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its related parties only, the administration of the Definitive Documentation, (b) any loan under the Facilities or any Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of hazardous materials on or from any property owned, leased or operated by a Credit Party or any of its subsidiaries, or any environmental liability related in any way to a Credit Party or any of its subsidiaries, or (d) any actual or prospective claim, litigation, arbitration, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party, and regardless of whether any Indemnified Party is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY; provided, that, such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

Governing Law, etc.:	State of New York. Additionally, each of the parties shall (a) waive its right to a trial by jury, and (b) submit to New York jurisdiction.

Pricing/Fees/Expenses:	As set forth in Addendum I to this Exhibit B.

AeroVironment, Inc.

Summary of Terms and Conditions – Addendum I

Pricing, Fees and Expenses

Interest Rates:

The interest rates per annum applicable to the Facilities (other than in respect of Swingline Loans) will be LIBOR plus the Applicable Margin (as defined below) or, at the option of the Borrower, the Base Rate (to be defined as the highest of (a) the Federal Funds Rate plus one-half percent (0.50%), (b) the Bank of America prime rate, and (c) the one (1) month LIBOR (adjusted daily) plus one percent (1.00%)) plus the Applicable Margin.  “Applicable Margin” means (a) in the case of LIBOR loans, (i) until delivery of financial statements and a compliance certificate for the first full fiscal quarter of the Borrower ending after the Closing Date, 2.00% per annum, and (ii) thereafter, a percentage per annum to be determined in accordance with the performance pricing grid set forth below, and (b) in the case of Base Rate loans, (i) until delivery of financial statements and a compliance certificate for the first full fiscal quarter of the Borrower ending after the Closing Date, 1.00% per annum, and (ii) thereafter, a percentage per annum to be determined in accordance with the performance pricing grid set forth below.  Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans.  If the Base Rate shall be less than one percent (1%), such rate shall be deemed one percent (1%) for purposes of the Definitive Documentation; and if LIBOR shall be less than zero, such rate shall be deemed zero for purposes of the Definitive Documentation.

The Borrower may select interest periods with respect to LIBOR loans of one (1), two (2), three (3) or six (6) months, in each case subject to availability.  Interest on each Base Rate loan and each Swingline Loan shall be due and payable on the last business day of March, June, September and December, and on the Maturity Date; and interest on each LIBOR loan shall be due and payable on the last day of each interest period applicable thereto, and if such interest period extends over three (3) months, at the end of each three (3) month interval during such interest period.

If any amount of principal of any loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, or a payment or bankruptcy default exists, all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.  If any amount (other than principal of any loan) is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.  Upon the request of the Required Lenders, while any event of default exists, all outstanding Obligations shall accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws. Accrued and unpaid interest on past due amounts

Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate loans plus two percent (2%), in each case, to the fullest extent permitted by applicable law.

(including interest on past due interest) shall be due and payable upon demand.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate loans plus two percent (2%), in each case, to the fullest extent permitted by applicable law.

Commitment Fee:

Commencing on the Closing Date, a commitment fee of (a) until delivery of financial statements and a compliance certificate for the first full fiscal quarter of the Borrower ending after the Closing Date, 0.30% per annum, and (b) thereafter, a percentage per annum to be determined in accordance with the performance pricing grid set forth below, shall be payable on the actual daily unused portions of the Revolving Facility.  Such fee shall be payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date.  Swingline Loans will not be considered utilization of the Revolving Facility for purposes of calculating the commitment fee.

Letter of Credit Fees:

Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Letter of Credit at a rate per annum equal to the Applicable Margin from time to time applicable to LIBOR loans. Such fees with respect to any Letter of Credit shall be (a) payable quarterly in arrears, commencing on the first quarterly payment date to occur after the issuance of such Letter of Credit, and (b) shared proportionately by the Lenders under the Revolving Facility.  In addition, a fronting fee shall be payable to the L/C Issuer for its own account, in an amount to be mutually agreed.

Performance Pricing:

The Applicable Margin with respect to LIBOR loans, Base Rate loans and the commitment fee shall be the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent compliance certificate received by the Administrative Agent pursuant to the Definitive Documentation:

Consolidated Leverage Ratio	LIBOR Loans	Base Rate Loans	Commitment Fee
< 1.00 to 1.0	1.50%	0.50%	0.20%
> 1.00 to 1.0 but < 1.75 to 1.0	1.75%	0.75%	0.25%
> 1.75 to 1.0 but < 2.50 to 1.0	2.00%	1.00%	0.30%
> 2.50 to 1.0	2.25%	1.25%	0.35%

B-I-2

Calculation of Interest/Fees:

Computations of interest for Base Rate loans shall be made on the basis of a year of 365/366 days.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.

Expenses:

The Credit Parties shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its affiliates (including the reasonable and documented fees, disbursements and other charges of one primary counsel to the Administrative Agent and, if reasonably necessary, one local counsel for the Administrative Agent in each relevant jurisdiction and one specialty counsel for the Administrative Agent in each relevant specialty (and, solely in the case of an actual or potential conflict of interest of any of the foregoing counsel, one additional primary, local or specialty counsel, as the case may be, to the affected persons similarly situated and taken as a whole)) in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of the Definitive Documentation or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated), (b) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder, and (c) all out-of-pocket expenses incurred by the Administrative Agent, any Lender, the Swingline Lender or the L/C Issuer (including the fees, charges and disbursement of counsel for the Administrative Agent, any Lender, the Swingline Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (i) in connection with the Definitive Documentation, or (ii) in connection with loans made or Letters of Credit issued under the Facilities, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such loans or Letters of Credit.

B-I-3

EXHIBIT C

AeroVironment, Inc.

Summary of Additional Conditions2

Subject in all respects to the Limited Conditionality Provision, the effectiveness of the Definitive Documentation and the funding of the Necessary Acquisition Funds on the Closing Date shall be subject to the satisfaction (or waiver by all Commitment Parties) of the following conditions precedent:

1.          Since the date of the Acquisition Agreement, there shall not have been a “Company Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on the date of the Commitment Letter).

2.          The Acquisition Agreement shall be in full force and effect.  The Acquisition shall have been consummated, or substantially concurrently with the funding of the Necessary Acquisition Funds on the Closing Date shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications or amendments thereto (which, for the avoidance of doubt, shall include any Schedule Supplement (as defined in the Acquisition Agreement (as in effect on the date of the Commitment Letter))) or consents or waivers thereto or thereunder by the Borrower or any of its affiliates that are material and adverse to the Lenders (in their respective capacities as such) or the Joint Lead Arrangers (in their respective capacities as such) without the prior consent of the Joint Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned).  For purposes of the condition set forth in this Section 2, it is hereby understood and agreed that: (a) any reduction of the purchase price in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders and the Joint Lead Arrangers if such reduction of the purchase price shall be allocated to a reduction in the amount of the Term Loan Facility; (b) any increase of the purchase price in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders and the Joint Lead Arrangers if such increase of the purchase price is (i) funded with cash on the balance sheet of the Borrower and/or is satisfied by increasing the amount of common equity of the Borrower issued to the Sellers on the Closing Date, and (ii) in an aggregate amount not in excess of $100 million; and (c) any change to the definition of “Company Material Adverse Effect” shall be deemed material and adverse to the Lenders and the Joint Lead Arrangers.

3.          All representations and warranties in the Definitive Documentation shall be made as of the Closing Date; provided, that, only the accuracy in all material respects (or in all respects if already qualified by materiality) of the Specified Representations shall be a condition to funding of the Necessary Acquisition Funds on the Closing Date.  The Specified Acquisition Agreement Representations shall be true and correct in all material respects (or in all respects if already qualified by materiality) on the Closing Date.

4.          The Refinancing shall have been, or substantially concurrently with the funding of the Necessary Acquisition Funds on the Closing Date shall be, consummated.

5.          Prior to, or substantially concurrently with, the funding of the Necessary Acquisition Funds on the Closing Date, the Borrower shall have consummated the Equity Contribution.

6.          The Joint Lead Arrangers shall have received (a) audited annual consolidated financial statements of the Borrower and its subsidiaries for the three (3) most recently completed fiscal years of the

2  Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the Commitment Letter (including Exhibit A and Exhibit B thereto).

Borrower ended at least ninety (90) days prior to the Closing Date, to include in each case a balance sheet and statements of income, cash flows and shareholders’ equity (including all footnotes to the foregoing, all in reasonable detail and setting forth in comparative form the corresponding figures as of the end of, and for, the applicable preceding fiscal year of the Borrower), (b) audited annual consolidated financial statements of the Target and its subsidiaries for the fiscal years of the Target ended December 31, 2018 and December 31, 2019, to include in each case a balance sheet and statements of income, cash flows and shareholders’ equity (including all footnotes to the foregoing, all in reasonable detail and setting forth in comparative form the corresponding figures as of the end of, and for, the applicable preceding fiscal year of the Target), (c) unaudited consolidated financial statements of the Borrower and its subsidiaries for each fiscal quarter of the Borrower ended after the close of its most recently ended fiscal year and at least forty-five (45) days prior to the Closing Date (other than the fourth fiscal quarter of the Borrower’s fiscal year), to include in each case a balance sheet and statements of income and cash flows, all in reasonable detail and setting forth in comparative form the corresponding figures as of the end of, and for the corresponding period in, the applicable preceding fiscal year of the Borrower, (d) unaudited consolidated financial statements of the Target and its subsidiaries for each fiscal quarter of the Target ended after the close of its most recently ended fiscal year and at least forty-five (45) days prior to the Closing Date (other than the fourth fiscal quarter of the Target’s fiscal year), to include in each case a balance sheet and statements of income and cash flows, all in reasonable detail and setting forth in comparative form the corresponding figures as of the end of, and for the corresponding period in, the applicable preceding fiscal year of the Target, and (e) pro forma financial statements of the Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period of the Borrower ended at least forty-five (45) days prior to the Closing Date (or at least ninety (90) days prior to the Closing Date if such four-fiscal quarter period of the Borrower is the end of the Borrower’s fiscal year), to include a balance sheet and statements of income, cash flows and shareholders’ equity, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).  It is acknowledged and agreed that, as of the date of the Commitment Letter, the Joint Lead Arrangers have received the financial statements referred to in clauses (a), (b) and (c) above.

7.          Each Credit Party shall have executed and delivered to the Administrative Agent the Definitive Documentation (which shall be consistent with the Commitment Letter and subject to the Limited Conditionality Provision) to which they are parties, and the Administrative Agent shall have received (a) a customary notice of borrowing with respect to the borrowing of the Necessary Acquisition Funds (including any customary funds flow or notice of account designation as may be required by the Administrative Agent for the disbursement of the Necessary Acquisition Funds and, if LIBOR loans are requested, a customary funding indemnity letter), (b) customary closing certificates and customary legal opinions, (c) customary organizational and governing documents, evidence of authority and good standing (or equivalent) certificates for each Credit Party in such Credit Party’s state of organization, and (d) a solvency certificate in the form of Annex I to this Summary of Additional Conditions from the Borrower’s chief financial officer certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

8.          The Administrative Agent shall have received, subject in all respects to the Limited Conditionality Provision, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral (to the extent perfection in such Collateral is required by the Definitive Documentation), and all such documents and instruments necessary for the creation and perfection of such security interests shall have been executed and delivered by the relevant Credit Parties and, if applicable, be in proper form for filing (or reasonably satisfactory arrangements shall have been mutually agreed upon for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Acquisition).

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9.          At least five (5) business days prior to the Closing Date, (a) the Administrative Agent and each Lender shall have received all documentation and other information about the Credit Parties as has been reasonably requested by the Administrative Agent or such Lender at least ten (10) business days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and (b) if the Borrower qualifies as a “legal entity customer” under 31 CFR § 1010.230 (the “Beneficial Ownership Regulation”), the Borrower shall have delivered to the Administrative Agent and each Lender requesting the same at least ten (10) business days prior to the Closing Date, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation (each such certification, a “Beneficial Ownership Certification”).

10.        All fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letters, and all reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, in each case shall have been paid to the extent invoiced at least three (3) business days (or such shorter period of time as the Borrower may agree) prior to the Closing Date.

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AeroVironment, Inc.

Summary of Additional Conditions – Annex I

Form of Solvency Certificate

[__], 202[__]

This Solvency Certificate (this “Solvency Certificate”) is being executed and delivered pursuant to Section [__] of that certain [Credit Agreement], dated as of [__], 202[__] (the “Credit Agreement”), by and among AeroVironment, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders party thereto, and Bank of America, N.A., in its capacities as the Administrative Agent, the Swingline Lender and the L/C Issuer. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

I, [__], the chief financial officer of the Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the chief financial officer of the Borrower and that I am familiar with the businesses and assets of the Borrower and its Subsidiaries, I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, solely in my capacity as chief financial officer of the Borrower and not in my individual capacity, as of the date hereof and after giving effect to the Transactions, that (a) the fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its Subsidiaries, on a consolidated basis, (b) the present fair salable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, on a consolidated basis, on its debts as they become absolute and matured, (c) the Borrower and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond the ability of the Borrower and its Subsidiaries, on a consolidated basis, to pay such debts and liabilities as they mature, (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the property of the Borrower and its Subsidiaries, on a consolidated basis, would constitute an unreasonably small capital, and (e) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  For purposes hereof, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

AEROVIRONMENT, INC.,
a Delaware corporation

By:

Name:
Title:	Chief Financial Officer

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